Contact: Rob Jorgenson
724-465-5448

TO BE RELEASED
9:00 a.m., Tuesday, June 19, 2007

S&T Bancorp Declares Quarterly Cash Dividend and Authorizes New Stock Buyback Program

Indiana, Pennsylvania - The Board of Directors of S&T Bancorp, Inc. (NASDAQ: STBA) declared a $0.30 per share cash dividend at its regular meeting held June 18, 2007. The dividend is payable July 25, 2007 to shareholders of record on June 29, 2007. This dividend represents a 3.4 percent increase over the same period last year and a 3.6 percent annualized yield using the June 18, 2007 closing price of $33.30.

The Board of Directors of S&T Bancorp, Inc. also authorized a new stock buyback program until June 30, 2008 for an additional one million shares, or approximately 4 percent of shares outstanding. During the fourth quarter of 2006 and year-to-date 2007, S&T repurchased 939,600 shares under the current stock buyback program authorized by the S&T Bancorp, Inc. Board of Directors on October 16, 2006 at an average cost of $32.77 per share.

Headquartered in Indiana, PA, S&T Bank, the principal subsidiary of S&T Bancorp, Inc. operates 49 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. With assets of $3.4 billion, S&T Bancorp, Inc. stock trades on the NASDAQ Global Select Market under the symbol STBA.